                             EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made as of the ____ day of ______________, 1999, at Dulles, Virginia, between GUARDIAN TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation ("Corporation" or "Company" or "Employer"), and J. ANDREW MOORER ("Employee").

     In consideration of the mutual covenants, agreements and provisions contained in this Agreement, the parties agree as follows:

                                  EMPLOYMENT

     1.0 EMPLOYMENT. Employer employs Employee, and Employee accepts employment as Employer's President and Chief Executive Officer, upon the terms and conditions set forth herein.

     2.0 TERM. This Agreement shall commence effective as of February 1, 1999, and shall continue in effect through December 31, 2001 (the "Employment Period"); provided, however, that upon each anniversary date hereof, the Employment Period shall automatically be extended for one additional year; provided further, that in the event the Company elects to terminate this Agreement without cause pursuant to Section 11.4 hereof, the Employment Period shall be extended such that the remaining term of the Employment Period shall be twenty-four (24) months from the date of such notice; and provided further, if a change of control (as defined herein) of the Company shall have occurred during the original or extended Employment Period, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the month in which such change of control occurred.

     3.0 CHANGE OF CONTROL. The term "Change in Control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement or, if Item 5(f) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 which serve similar proposes; provided that, without limitation, such change in control shall be deemed to have occurred if and when: (a) any "person" (as such term is sued in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, or
(b) a majority of the individuals who were members of the Board of Directors of the Company immediately prior to the action of the shareholders of the Company involving the election of directors or an action of the Board of Directors without action by the Company's shareholders shall not constitute a majority of the Board of Directors following such action.

     4.0 COMPENSATION. For all services to be rendered by the Employee pursuant to his duties set forth in Section 9.0 below, the Employee shall be paid as compensation.

          4.1. Base Salary. A base or fixed salary, payable pro rata not less often than bi-weekly, in the following amounts for the periods stated:


          Period                                  Annual Base Salary
          ------                                  ------------------

          Commencement to December 31, 1999            $90,000/year
          January 1, 2000 to December 31, 2000         $105,000/year
          January 1, 2001 to December 31, 2001         $120,000/year

After December 31, 2001, such base or fixed salary shall increase, from time to time, in accordance with the Company's regular administrative practices for other salary increases applicable to executive employees of the Company but in no event less than 10% per year during the term hereof. This base or fixed salary shall be reviewed from time to time during the term of this Agreement by the corporation's Board of Directors or Compensation and Benefits Committee of the Board, and may be redetermined upon said review subject to the approval of said Board of Directors or Committee and Employee.

          4.2. Incentive Stock Options. The Company shall use its best efforts to maintain an Equity Incentive Plan pursuant to which the Company shall be authorized to issue Incentive Stock Options qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the "Plan"). Employee shall be eligible to participate in the Plan as an executive officer and key employee of the Company and shall be granted and entitled to receive Incentive Stock Options in accordance with a Formula Plan to be adopted by the Board of Directors for executive officers of the Company, but in no event shall Employee receive fewer than 50,000 incentive stock options per year during the term hereof. All Incentive Stock Options granted and issued to Employee shall be exercisable for a period of seven (7) years to purchase shares of the Company's Common Stock at an exercise price equal to 100% of the fair market value of the Company's Common Stock as more fully defined in the Plan, on the date of grant. For each year during the term, the Company shall effect the option grant effective as of the first day of each year, and the Options granted for such year shall vest and become exercisable ratably at the end of each calendar quarter during such year. Should Employee's employment with the Company terminate prior to all of such Options vesting, a proportionate number of such Options shall be deemed vested and exercisable up to the date of such termination.

          4.3. Incentive Compensation. In addition to other items of compensation provided for herein, Employee shall be entitled to receive an annual incentive award or bonus described in Appendix I hereto. Such incentive compensation shall be payable, if at all, within 120 days following the end of the Company's fiscal year.

          4.4. Employee Benefit Plans. The Employee, his dependents and beneficiaries, shall be entitled to participate in any pension, profit sharing, medical reimbursement, insurance or other employee payment or benefit plan of the Employer as may be in effect from time to time, subject to the participation standards and other terms thereof, to the same extent as other officers under the benefit practices of the Company. Without in any way limiting the generality of the foregoing, it is agreed that, at a minimum, Employee shall be entitled to inclusion, with his dependents and beneficiaries, in the Company's health insurance, life insurance and disability insurance programs, the expense of which shall be paid solely by the Company; or, at the option of Employee, Employee may obtain for himself and his dependents and beneficiaries independent health, life and disability insurance policies, the cost of which shall reimbursed to the Employee by the Company.

          4.5. Cumulative Compensation. The compensation provided for in Paragraphs 4.1 through 4.4 above, together with the perquisites set forth in
Section 6.0 below, are in addition to the benefits provided for upon termination pursuant to Section 11.0 below.

          4.6. Indemnification. Subject to applicable law, the Corporation shall indemnify and hold Employee harmless from any and all loss, judgment or claims that the Employee may suffer in the proper discharge of Employee's duties hereunder, including, but not limited to, attorneys' fees and court costs, to the full extent permitted by applicable law.

     5.0 EXPENSES. During the term hereof, the Corporation will reimburse the Employee for any reasonable out-of-pocket expenses incurred by the Employee in performance of service for the Corporation under this Agreement (e.g., transportation, lodging and food expenses incurred while traveling on Corporation business) and any other expenses incurred by the Employee in furtherance of the Corporation's business; provided, however, that the Employee renders to the Corporation a complete and accurate accounting of all such expenses.

     6.0 PERQUISITES. During the period of employment, Employee shall be entitled to perquisites, including, without limitation, an appropriate office, secretarial and clerical staff, and fringe benefits accorded executives of equal rank including, without limitation, payment for reimbursement of medical expenses which are otherwise uninsured or unreimbursed, in each case at least equal to those attached to his office on the date of this Agreement.

     7.0 MINIMUM COMPENSATION. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or practice or the provision of certain perquisites; provided, however, that it is the intent of the parties that the Employee shall continue to be entitled, during the period of employment, to compensation, benefits and perquisites as set forth above at least equal to those attached to his position on the date of this Agreement. Nothing in this Agreement shall operate or be construed to reduce, or authorize a reduction, without the Employee's written consent, in the level of such compensation, benefits and perquisites.

     8.0 VACATIONS. The Employee shall be entitled to a vacation with full compensation equal to four (4) weeks each year; provided, however, that the Employee's vacation will be scheduled at such time as will least interfere with the business of the Employer. Attendance at a business or seminar is not to be deemed a vacation; provided, however, that attendance at such meeting or seminar shall be planned so as to least interfere with the business of the Employer.

     9.0 EMPLOYMENT. The Company hereby agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of the Company, for the Employment Period as specified in Section 2.0, to exercise such authority and perform such duties as are commensurate with the authority being exercised and duties being performed by the Employee immediately prior to the effective date of this Agreement, which services shall be performed at the location where the Employee was employed immediately prior to the Effective Date of this Agreement or at such other location as the Company may reasonably require; provided that the Employee shall not be required to accept a location which is unreasonable in the light of the Employee's personal circumstances. The Employee agrees that during the Employment Period he shall devote his substantially equivalent full business time to his executive duties as described herein and perform such duties faithfully and efficiently.

     10.0 PERFORMANCE. It is contemplated that during the period of employment the Employee shall serve as an executive officer of the Company with the office and title of President, reporting directly to and only to the Board of Directors. At all times during the period of employment, the Employee shall hold a position of responsibility and importance and a position of scope, with the functions, duties and responsibilities attached thereto, at least equal to in responsibility and importance and in scope to and commensurate with his position described in general terms in this
Section 10.0.

     11.0 TERMINATION.

          11.1. During the period of employment, Employee may terminate this Agreement without cause or for cause. For the purposes of this
Section 11.1, the term "cause" shall include the occurrence of any of the following:

               11.1.1. The breach or violation by the Company of any of the terms of this Agreement;

               11.1.2. Any significant change in position, duties and responsibilities of the Employee to which the Employee does not consent;

               11.1.3. Any move of the Company resulting in or any other requirement that the Employee, without his consent, change his principal residence;

               11.1.4.   In the event of a change in control as defined in
Section 3.0 hereof, any change in the circumstances of employment which the Employee determines, in good faith, results in his being unable to carry out the duties and responsibilities attached to the position and contemplated by the definition of that position set forth in this Agreement.

          11.2. In the event of an occurrence described in subsections 11.1.1, 11.1.2 or 11.1.3 above, the Employee shall serve written notice of such event upon the Company, setting forth in detail the circumstances which the Employee has determined constitutes "cause" within any of those definitions. In the event the Company should remedy or otherwise cure the facts constituting the cause relied upon by the Employee within thirty (30) days after such written notice, such fact or circumstance shall not be deemed to constitute "cause" for which employment can be terminated within the meaning of Section 11.1 above.

          11.3. During the period of employment, the Corporation may terminate this Agreement for cause and upon 30 days written notice and opportunity to cure being given to Employee. For the purpose of this
Section 11.3, the term "cause" shall include the occurrence of any of the following:

               11.3.1. Employee breaches or violates any of the terms of this Agreement;

               11.3.2. Employee is convicted of any felony or is shown to have engaged in any act of dishonesty or fraud upon the Corporation, any of its affiliated companies, or any of its customers or clients;

               11.3.3. Employee fails to devote his substantive full time, attention and efforts to the business and affairs of the Corporation or its affiliated companies;

               11.3.4. Employee has been grossly negligent in the performance of his employment duties or responsibilities.

          11.4. During the period of employment, the Corporation may terminate this Agreement without cause upon thirty (30) days' prior written notice.

          11.5. This Agreement shall also terminate upon the insolvency, bankruptcy, dissolution, or liquidation of the Corporation or cessation of business by the Corporation for at least thirty (30) consecutive days.

     12.0 TERMINATION PAYMENTS. In the event of a Termination and subject to the provisions of Sections 11.1.1, 11.1.2, 11.1.3 or 11.4 of this Agreement, the Company shall pay to the Executive and provide him with the following:

          12.1. During the remainder of the Employment Period, the Company shall continue to pay the Executive his salary on a monthly basis at the same rate as payable immediately prior to the date of Termination.

          12.2. During the remainder of the Employment Period, the Executive shall continue to be entitled to all benefits and service credit for benefits under medical, insurance, split-dollar life insurance and other employee benefit plans, programs and arrangements of the Company described or referred to in Section 4.4 as if he were still employed during such period under this Agreement.

          12.3. If, despite the provisions of Paragraph 12.2 above, benefits or the right to accrue further benefits under any stock option or other incentive compensation arrangement described in Section 4.3 shall not be provided under any such arrangement to the Executive or his dependents, beneficiaries or estate because he is no longer an employee of the Company, the Company shall, to the extent necessary, pay or provide for payment of such benefits to the Executive or his dependents, beneficiaries or estate.

     13.0 DISABILITY.

          13.1. If the Employee is unable to perform the Employee's services by reason of illness, physical or mental disability or other incapacity, the Employee's regular compensation shall be continued until such time as Employee begins receiving disability insurance benefits as a result of such condition. Upon Employee receiving payments on account of the fringe benefit program covering disability provided or paid for by the Corporation, then the Employee's base salary, as defined above, will be reduced to the extent of such entitlement and receipt.

          13.2. If, because of illness, physical or mental disability or other incapacity, Employee shall fail, for a period of 12 months during the term hereof, to render the services provided for by this Agreement, or if Employee contracts an illness or injury which will permanently prevent performance by him of the services and duties provided for by this Agreement, then the Employer, at its option, may terminate this Agreement by notice to the Employee effective 30 days after the giving of such notice, after which no additional compensation shall be due.

     14.0 DEATH. In the event of the death of Employee during the term of this Agreement, his employment hereunder shall terminate on the date of his death. In the accounting between the Employer and the Employee's personal representative, Employee's estate shall be due compensation under this Agreement only through the end of the month in which his death occurred.

     15.0 COMPETITION.

          15.1. Employee covenants to and with the Employer, its successors and assigns, that during the term of this Agreement and for a period of twelve (12) months from the date of the termination of this Agreement for any reason, he will not directly or indirectly, either as principal, agent, manager, employee, owner, partner (dominant or otherwise), stockholder, director or other officer of a corporation, creditor, consultant or otherwise, solicit, attempt to obtain or assist any other person or entity engage or become interested financially or other wise, in any business, agency, trade or occupation the same as or similar to the business of the Corporation or its affiliates; nor shall Employee, during the term of this Agreement and for a period of twelve (12) months from the date of the termination of this Agreement, consult or enter into any agreement or arrangement with any other person, firm, corporation or entity to conduct any research or development, nor shall Employee directly or indirectly conduct such research or development on his own behalf, related to the discovery of processes, inventions, improvements, developments or commercialization of any device, apparatus or product the same as or competitive with a product developed, produced or reduced to practice by the Corporation, unless Employee shall have first obtained the Corporation's expressed written consent thereto. Because of the nature of the business, the parties agree that it is reasonable for the covenant to apply to the entire geographic area of the world. If the geographic area is determined by a court to be overly broad in scope, it shall be modified only to the extent necessary to bring it within the requirements of the law and interpreted to give the Corporation the broadest protection allowed by law.

          15.2. In the event of a breach or threatened breach by Employee of any provisions of this Section 15.0, the Corporation shall be entitled to an injunction restraining it from the commission of such breach. Nothing herein contained shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. The covenants contained in this Section 15.0 shall be construed as independent of any other provisions in this Agreement; and the existence of any claim or cause of action of Employee against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of said covenants.

          15.3. The covenants contained in this Section 15.0 shall terminate and, upon termination, shall be unenforceable and of no further legal force and effect, in the event the Corporation, or any successor to the Corporation, becomes insolvent, is liquidated or ceases for any reason to conduct business operations for a continuous period of at least thirty (30) days.

          15.4. The Corporation shall have the right to assign the aforesaid covenants; and Employee agrees to remain bound by the terms of the covenants to any and all subsequent purchasers and assignees of the assets and business of the Corporation.

     16.0 REGISTRATION RIGHTS.

          16.1. No later than 90 days following the Event of Termination, the Company shall prepare and file, at its sole cost and expense, a Registration Statement registering for sale under the Securities Act of 1933, as amended (the "Registration Statement" and "Securities Act," respectively), all shares of the Company's Common Stock owned by Employee on the date of termination and all shares of Common Stock of the Company issuable upon exercise of any options, warrants or other convertible securities beneficially-owned by Employee on the date of termination. In connection with such registration, the Company shall (i) cause such registration to be declared effective b6y the Securities and Exchange Commission within 120 days of the date of termination, (ii) maintain the effectiveness of such registration for a minimum period of 180 days and (iii) shall qualify the sale of all securities owned by the Employee or purchasable upon exercise of outstanding derivatives owned by Employee in such states an under such Blue Sky regulations as Employee may reasonably request.

          16.2. In the event the Company should default in any of its obligations contained in this Section 16.0, and such default remains uncured after thirty (30) days' written notice of such default from Employee, Employee shall have the right and option to "put" to the Company and compel the Company to purchase within thirty (30) days of demand all shares of Company Common Stock owned by Employee and all options, warrants and other securities convertible into or exercisable to purchase additional shares of Common Stock owned by Employee on the date of termination. In the event Employee exercises this put option, the Company shall pay to Employee the fair market value of such securities on the date of termination. For the purposes of this Agreement, the fair market value of derivative securities shall be deemed to be the difference between the fair market value of the underlying shares of Common Stock and the exercise price or conversion value of such derivative.

     17.0 NON-INTERFERENCE WITH EMPLOYEES.

          17.1. Employee covenants with the Corporation that employees of or consultants to the Corporation and employees of and consultants to firms, corporations or entities affiliated with the Corporation have, of necessity, been exposed to and have acquired certain knowledge, understandings, and know-how concerning the Corporation's business operations which is confidential information and proprietary to the Corporation.

          17.2. In order to protect the Corporation's confidential information and to promote and insure the continuity of the Corporation's contractual relations with its employees and consultants, Employee covenants and agrees that for so long as Employee holds any position or affiliation with the Corporation, including service to the Corporation as an officer, director, employee, consultant, agent or contractor, and for a period of twelve (12) months from the date Employee ceases to hold any such position or status with the Corporation or otherwise becomes disaffiliated with the Corporation, he will not directly or indirectly, or permit or encourage others to directly or indirectly (i) interfere in any manner whatsoever with the Corporation's contractual or other relations with any or all of its employees or consultants, or (ii) induce or attempt to induce any employee or consultant to the Corporation to cease performing services for or on behalf of the Corporation, or (iii) solicit, offer to retain, or retain, or in any other manner engage or employ the services of, any person or entity who or which is retained or engaged by the Corporation, or any firm, corporation or entity affiliated with the Corporation, as an employee, consultant or agent.

          17.3. In the event any court of competent jurisdiction determines or holds that all or any portion of the covenants contained in this
Section 17.0 are unlawful, invalid, or unenforceable for any reasons, then the parties hereto agree to modify the provisions of this Section 17.0 if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

     18.0 CLIENTS AND CUSTOMERS.

          18.1. Employee covenants with the Corporation that the clients and customers of the Corporation, both actual and contemplated, constitute actual and prospective business relationships which are proprietary to the Corporation and comprise, in part, the Corporation's confidential information and trade secrets.

          18.2. In order to protect the Corporation's proprietary rights and to promote and ensure the continuity of the Corporation's contractual relations with its customers and clients, Employee covenants and agrees that, notwithstanding the provisions of Section 15.1 hereof, and for so long as Employee holds any position or affiliation with the Corporation, including service to the Corporation as an officer, director, employee, consultant, agent or contractor, and for a period of twelve (12) months from the date Employee ceases to hold any such position or status with the Corporation or otherwise becomes disaffiliated with the Corporation, he will not directly or indirectly, or permit or encourage others to directly or indirectly
(i) interfere in any manner whatsoever with the Corporation's contractual or prospective relations with any clients or customers, or (ii) induce or attempt to induce any client or customer of the Corporation to cease doing business with the Corporation, or (iii) solicit, offer to retain, or retain, or in any other manner engage or enter into any business or other arrangement with any of the Corporation's customers or clients to provide any services or products to any of such customers or clients, except and unless such arrangement for the provision of products or services is not in any way competitive with the products or services actually provided by the Corporation to its clients or customers.

          18.3. In the event any court of competent jurisdiction determines or holds that all or any portions of the covenants contained in this Section 18.0 are unlawful, invalid or unenforceable for any reason, then the parties hereto agree to modify the provisions of this Section 18.0 if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

     19.0 COVENANT TO RETAIN CONFIDENCES.

          19.1. Employee understands that all information learned, known, made, devised or developed concerning any of the Company's products and activities, including, without limitation, any inventions, discoveries, improvements, processes, formulas, computer programs (including their structure, sequence, organization, coherence, look and feel), apparatus, equipment, customer and client lists, marketing plans, mailing lists, art, graphics, display, research, and the like used by the Corporation in connection with its business constitutes the confidential information, proprietary information and trade secrets of the Corporation. Employee covenants and agrees that he will not (except as required in the course of his position with the Corporation), during the term hereof or thereafter, communicate or divulge to, or use for the benefit of himself or any other person, firm, association, or corporation, without the consent of the Corporation, any confidential information or trade secrets possessed, owned, or used by the Corporation or its affiliates that may be communicated to, acquired by, or learned of by the Employee in the course of or as a result of his services with the Corporation. For the purposes of this Section 19.1, confidential information of the Corporation shall not include (i) any information developed by the Employee independently of services performed by the Employee for the Corporation pursuant to this Agreement; (ii) any information rightfully obtained by the Employee from a third party without restriction; (iii) any information publicly available other than through the fault or negligence of the Employee; (iv) any information disclosed by the corporation to third parties without restriction; or (v) information already known by the Employee prior to its disclosure by the Corporation.

          19.2. Employee will not use in the course of Employee's employment with the Corporation, or disclose or otherwise make available to the Corporation, any information, documents or other items which Employee may have received from any other person or entity (including any prior employer), and which Employee is prohibited from so using, disclosing or making available.

          19.3. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, prototypes, testing data, equipment, electronically stored information on disk, tape or any other medium or existing in computer memory transmitted by any means, including, but not limited to, telephone or electronic data transmission and the like, relating to the business of the Corporation or its affiliates, which Employee shall use or prepare or come into contact with, shall remain the sole property of the Corporation.

     20.0 WORK PRODUCT.

          20.1. All trade secrets, know-how, confidential information, copyrightable material, inventions, discoveries, and improvements, including computer programs (their structure, sequence, organization, coherence, look and feel), whether patentable or unpatentable, copyrightable or uncopyrightable, made, devised, discovered or reduced to practice by the Employee, whether by himself or jointly with others, from the time of becoming an employee of the Corporation until the termination of that status, shall be deemed work for hire and shall be promptly disclosed in writing to the Corporation and are to redound to the benefit of the Corporation and become and remain its sole and exclusive property.

          20.2. By executing this Agreement, Employee hereby transfers and assigns to the Corporation, or persons, firms or corporations designated by the Corporation, any or all of Employee's rights, title and interest in and to any and all developments, inventions, computer programs, discoveries, improvements, processes, devices, copyrights, patents and patent applications therefore, and to execute at any and all times any and all instruments and do any and all acts necessary or which the Corporation may deem desirable in connection with conveying, transferring and assigning Employee's entire right, title and interest in and to any inventions, discoveries, improvements, computer programs, processes, devices, copyrights, patent applications therefore or patents thereon in any way related to the technology or trade secrets developed, discovered or reduced to practice by Employee during the term of this Agreement, it being the express understanding and agreement of the parties that any and all future developments, inventions and discoveries of Employee during the term hereof shall be the property of the Corporation, or its assigns.

     21.0 PATENTS AND COPYRIGHTS.

          21.1. Employer shall cause to be filed United States and foreign patent and/or copyright applications on each invention deemed to be patentable or copyrightable and embodied in any technology developed and reduced to practice during the term hereof which inure to the Corporation by virtue of the provisions of Section 20.0 hereof.

          21.2. The Corporation shall forfeit patent rights or copyrights to any patentable or copyrightable technology developed by Employee during the term hereof in any jurisdiction in which it fails to file patent or copyright applications after a timely request by Employee. Employer shall provide to Employee a copy of each application filed, and within six (6) months thereafter Employee shall designated what, if any, foreign countries he desires applications to be filed. Patent or copyright prosecution and maintenance shall be done by an attorney to be selected by the Corporation and approved by Employee, which approval shall not be unreasonably withheld. All reasonable expense of filing, prosecution and maintenance of domestic and foreign patents or copyrights and patent or copyright applications shall be borne by Employer.

          21.3. Employer and Employee agree to forebear from, and not permit others to make or permit any public disclosure of any of the patentable matter prior to the application for a United States patent. All foreign patent applications shall be made no later than one (1) year following the date of the U.S. patent application.

          21.4. All patents shall be applied for in the name of Employee, as inventor, and shall be assigned to the Corporation or its assigns. All copyrights shall be registered in the name of the Corporation. The Employee shall, upon demand, execute and deliver to the Corporation or its assigns such documents or assignments as may be deemed necessary or advisable by counsel for the Corporation or its assigns for filing in the appropriate patent offices to evidence the assignment of the patent rights hereby granted.

     22.0 REPRESENTATIONS OF EMPLOYEE. The Employee represents that, to the best of his knowledge and belief, neither his affiliation with the Corporation, nor his holding any position as officer, director, Employee, or consultant with the Corporation, nor his ownership of common stock in the Corporation, nor his performing any other services for the Corporation violates any presently existing, valid and enforceable contract, agreement, commitment or other legal relationship between Employee and any other person or entity.

     23.0 ARBITRATION. All disputes, claims, controversies and differences arising out of or relating to this Agreement, or the termination, breach or validity thereof, shall be submitted, referred to and resolved by compulsory, mandatory and binding arbitration in Phoenix, Arizona in accordance with the Arbitration Rules of the American Arbitration Association relating to commercial disputes. The determination of such arbitration proceedings shall be binding upon the parties and their respective successors and assigns and may be enforced by the prevailing party as a Final Judgment in any Court of competent jurisdiction. In any such arbitration proceeding, the prevailing party shall be entitled to an award for its arbitration costs, including attorney's fees.

     24.0 ATTORNEYS' FEES. In the event there is any litigation or arbitration between the parties concerning this Agreement, the successful party shall be awarded reasonable attorneys' fees and litigation or arbitration costs, including the attorneys' fees and costs incurred in the collection of any judgment.

     25.0 NOTICES. All notices required or permitted hereunder shall be sufficient if delivered personally or mailed to the parties at the address set forth below or at such other address as either party may designate in writing from time to time. Any notice by mailing shall be effective 48 hours after it has been deposited in the United States certified mail, return receipt requested, duly addressed and with postage prepaid.

     26.0 PARTIAL INVALIDITY. If any provisions of this Agreement are in violation of any statute or rule of law of any state or district in which it may be sought to be enforced, then such provisions shall be deemed null and void only to the extent that they may be in violation thereof, but without invalidating the remaining provisions.

     27.0 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, personal representatives, successors and assigns; provided, however, that Employee may not assign his employment hereunder, and any assignment by Employee in violation of this Agreement shall vest no rights in the purported assignee.

     28.0 WAIVER. No waiver of any breach of any one of the agreements, terms, conditions or covenants of this Agreement by the Employer or the Employee shall be deemed to imply or constitute a waiver of any other agreement, term, condition or covenant of this Agreement. The failure of either party to insist on strict performance of any agreement, term, condition or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition or covenants of this Agreement.

     29.0 GOVERNING LAW. This Agreement and the rights and duties of the parties shall be construed and enforced in accordance with the laws of the State of Delaware.

     30.0 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. There are no representations, warranties, conditions or obligations except as herein specifically provided. Any amendment or modification hereof must be in writing.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                              EMPLOYER:

                              GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
ATTEST:

                              By:
Secretary                          -------------------------------------

                              EMPLOYEE:


                              ------------------------------------------
                              J. ANDREW MOORER